Exhibit 99.1

FBL Financial Group Holds Annual Meeting, Restructures Board and
Declares Dividend

   WEST DES MOINES, Iowa--(BUSINESS WIRE)--May 14, 2004--FBL
Financial Group, Inc. (NYSE:FFG) today held its annual meeting at which a restructured board was elected. At the board meeting that followed, a regular quarterly dividend was declared.
   Board Restructured. During the annual meeting, FBL Financial Group shareholders approved amendments to FBL's articles of incorporation and bylaws to allow for a change in the number of Class A and Class B directors to be elected. This reduced the size of the board to 13 directors, a majority of whom are independent. The board was previously comprised of 21 members of whom three were independent.
   The following new board members were elected (all as Class A directors): Tim H. Gill, Robert H. Hanson, Paul E. Larson and Edward
W. Mehrer. The following directors were re-elected: Class A - Jerry L. Chicoine, John W. Creer, William J. Oddy, John E. Walker, and Class B
- Steve L. Baccus, O. Al Christopherson, Jerry C. Downin, Craig A. Lang, Frank S. Priestley. All directors were elected to one year terms ending at the annual meeting in 2005. Craig A. Lang was re-elected as Chairman of the Board. Board member biographies are available on FBL's website, www.fblfinancial.com, under the corporate governance section.
   Committees Revised. The directors also revised the Board's committee structure and assignments, and adopted charters for the Class A Nominating and Corporate Governance Committee, and for the Management Development and Compensation Committee. All committee charters are available on FBL's website.
   According to Craig A. Lang, Chairman of FBL Financial Group, "I am very pleased to report that with the changes approved today, FBL is fully compliant with the New York Stock Exchange's corporate governance listing standards. FBL could have claimed the NYSE's 'controlled company exemption' and avoided making these significant changes, however, we believe that the newly constructed board will best serve the needs of FBL shareholders."
   Shareholders also approved the appointment of Ernst & Young LLP as independent auditors for the current year. At the meeting Chief Executive Officer Bill Oddy and Chief Financial Officer Jim Noyce gave a report on the state of business. Copies of their comments and accompanying slides are available on FBL's website.
   Quarterly Dividend Declared. Following the annual meeting at its regularly scheduled meeting, the Board of Directors declared a quarterly cash dividend of $0.10 per share to owners of Class A and Class B common stock. The dividend will be payable on June 30, 2004 to shareholders of record as of June 15, 2004. There are 27,419,514 shares of Class A common stock and 1,192,990 shares of Class B common stock, for a total of 28,612,504 shares outstanding.
   FBL Financial Group (www.fblfinancial.com) is a holding company whose primary operating subsidiaries are Farm Bureau Life Insurance Company and EquiTrust Life Insurance Company. FBL underwrites, markets and distributes life insurance, annuities and mutual funds to individuals and small businesses. In addition, FBL manages all aspects of three Farm Bureau affiliated property-casualty insurance companies for a management fee. FBL's three-pronged growth strategy includes (1) internal growth within its traditional Farm Bureau distribution network, (2) alliances and other distribution channels and (3) consolidations.

   FFG-1

    CONTACT: FBL Financial Group, Inc., West Des Moines
             Jim Noyce, 515-225-5599
             jnoyce@fbfs.com